Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

SEPTEMBER 16, 2009		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Receives Notice of Non-Compliance with Nasdaq Continued Listing Requirements

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), received notice from the Nasdaq Stock Market (“Nasdaq”) that it no longer meets the minimum 750,000 publicly held shares requirement for The Nasdaq Global Market under Listing Rule 5450(b)(1)(B).  Based on Koss’s definitive proxy statement filed with the Securities Exchange Commission on September 4, 2009, Nasdaq’s staff calculated the number of Koss’s publicly held shares as 688,896.  For purposes of the listing requirement, publicly held shares means total shares outstanding less any shares held by officers, directors, or beneficial owners of 10 percent or more.

Under Nasdaq’s listing rules, Koss has 15 calendar days to submit a plan to Nasdaq to regain compliance.  If the compliance plan is accepted, Nasdaq can grant an extension of up to 105 calendar days for Koss to evidence compliance.  If the compliance plan is not accepted, Koss will have the opportunity to appeal that decision to Nasdaq’s Listing Qualifications panel.

Koss is currently considering actions that will allow it to regain compliance with the Nasdaq continued listing standards and maintain its Nasdaq listing. There is no assurance that Koss will be able to take any of these actions or that any of the actions will be sufficient to allow Koss’s Nasdaq listing to continue or for how long such listing will continue. If Koss is unsuccessful in maintaining its Nasdaq listing, then Koss may pursue listing and trading of Koss’s common stock on the Over-The-Counter Bulletin Board or another securities exchange or association with different listing standards than Nasdaq.